UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
June 29, 2012
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KENNEDY-WILSON HOLDINGS, INC.
(Exact name of registrant as specified in its charter)
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Delaware	001-33824	26-0508760
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9701 Wilshire Blvd., Suite 700 Beverly Hills, California 90212
(Address of principal executive offices)(Zip Code)

(310) 887-6400
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On June 29, 2012, Kennedy-Wilson, Inc. (the “Borrower”), a wholly-owned subsidiary of Kennedy-Wilson Holdings, Inc. (the “Registrant”), amended its existing Revolving Loan Agreement (as amended to date, the “Loan Agreement”) by entering into a Modification Agreement (the “Modification Agreement”) with U.S. Bank National Association, a national banking association (“U.S. Bank”), as administrative agent (the “Agent”), and U.S. Bank and East-West Bank, a California banking corporation, as lenders (the “Lenders”).  Pursuant to the terms of the Modification Agreement, the Lenders increased the total principal amount available to be borrowed by the Borrower by an additional $25.0 million, for an aggregate of $100.0 million.  The Modification Agreement modifies the interest rates per annum applicable to the existing loans and any future loans (the “Loans”).  The Loans will bear interest at a rate equal to LIBOR plus 2.75%.  The Modification Agreement also extends the maturity date of the Loan Agreement to July 1, 2015 and adjusts the Minimum Rent Adjusted Fixed Charge Coverage Ratio to 1.50:1.

            The foregoing description of the Modification Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Modification Agreement, a copy of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

In connection with the Modification Agreement, the Registrant also entered into a Consent of Guarantor, pursuant to which the Registrant reaffirmed its obligations in favor of the Agent and the Lenders under its existing Repayment Guaranty.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1
Modification Agreement, dated June 29, 2012, by and among Kennedy-Wilson, Inc., U.S. Bank National Association, as administrative agent, U.S. Bank National Association, as lender, and East-West Bank, as lender.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KENNEDY-WILSON HOLDINGS, INC.

By:	/s/ JUSTIN ENBODY
Justin Enbody
Chief Financial Officer

Date: June 29, 2012